Exhibit 99.1
Post Holdings Reports Results for the Second Quarter of Fiscal Year 2016
St. Louis, Missouri - May 5, 2016 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, reported results today for the fiscal quarter ended March 31, 2016.
Highlights:

•	Net sales of $1.3 billion and Adjusted EBITDA of $247.8 million

•	Announced Adjusted EBITDA guidance for the second half of fiscal 2016 to be between $410 million and $430 million

•	Announced an additional $25 million in synergies within the Post Consumer Brands segment
Second Quarter Consolidated Operating Results
Second quarter net sales were $1,271.1 million, an increase of $218.4 million, or 20.7%, compared to the prior year. The sales increase was driven by the fiscal 2015 acquisition of MOM Brands and the fiscal 2016 acquisition of Willamette Egg Farms, as well as organic sales growth. On a comparable basis, net sales increased 0.9% when compared to the same period in fiscal 2015 resulting from organic sales growth within the Post Consumer Brands, Active Nutrition and Private Brands segments, which was partially offset by an anticipated decline in sales within the Michael Foods Group segment.
Gross profit for the second quarter was $409.3 million or 32.2% of net sales, an increase of $133.8 million compared to the prior year gross profit of $275.5 million or 26.2% of net sales. Selling, general and administrative (SG&A) expenses for the second quarter were $205.6 million or 16.2% of net sales, an increase of $29.2 million compared to the prior year SG&A of $176.4 million or 16.8% of net sales.
Adjusted EBITDA was $247.8 million for the second quarter, up $98.6 million compared to the prior year. The increase was driven primarily by the acquisition of MOM Brands, synergy savings within the Post Consumer Brands segment and organic Adjusted EBITDA growth in the Michael Foods Group and Active Nutrition segments.
Net earnings available to common shareholders were $1.5 million, or $0.02 per diluted common share, for the second quarter. Adjusted net earnings available to common shareholders were $69.0 million, or $0.87 per diluted common share.
Six Month Consolidated Operating Results
Net sales for the six months ended March 31, 2016 were $2,519.9 million, an increase of $393.3 million, or 18.5%, compared to the prior year. Gross profit increased $247.2 million to $771.8 million or 30.6% of net sales. SG&A expenses for the six month period were $392.6 million or 15.6% of net sales, an increase of $49.0 million compared to the prior year SG&A of $343.6 million or 16.2% of net sales.
Adjusted EBITDA was $483.4 million for the six month period, up $206.6 million compared to the prior year period.
For the six months ended March 31, 2016, net earnings available to common shareholders were $12.0 million, or $0.17 per diluted common share. Adjusted net earnings available to common shareholders were $110.3 million, or $1.40 per diluted common share.
Post Consumer Brands
Post Consumer Brands includes the ready-to-eat (“RTE”) cereal businesses.
Net sales were $440.1 million for the second quarter, up $196.2 million over the reported prior year second quarter. On a comparable basis, net sales increased 0.8%, or $3.6 million, over the same period in fiscal 2015 with volumes declining 1.9%. Net sales benefitted from growth in net sales and volume for Malt-O-Meal branded bags, Pebbles and co-manufacturing as well as higher average net selling prices, which was partially offset by anticipated reduced distribution for MOM branded boxes and declines in net sales and volume for Great Grains, Shredded Wheat and Grape-Nuts.

Segment profit was $74.7 million and $50.8 million for second quarter 2016 and 2015, respectively. Second quarter 2016 segment profit was negatively impacted by integration expenses of $5.8 million. Segment Adjusted EBITDA was $106.3 million and $62.8 million for second quarter 2016 and 2015, respectively.
For the six months ended March 31, 2016, net sales were $851.7 million, up $390.3 million over the reported prior year period. Segment profit was $137.6 million, compared to $88.4 million in the prior year period. Segment profit for the six months ended March 31, 2016 was negatively impacted by integration expenses of $13.7 million. Segment Adjusted EBITDA was $203.5 million, compared to $112.6 million in the prior year period.
Michael Foods Group
Michael Foods Group includes the egg, potato, cheese and pasta businesses.
Net sales were $557.7 million for the second quarter, an increase of 1.3%, or $7.4 million, over the reported prior year second quarter. On a comparable basis, net sales declined 2.2%, or $12.2 million, over the same period in fiscal 2015. Egg sales declined 2.8%, on a comparable basis, with volume declining 15.9%, as a result of the impact of avian influenza which reduced Post’s egg supply available for sale. Refrigerated potato products sales declined 1.9%, with volume declining 6.2%. Cheese and other dairy case products sales declined 3.3%, with volume declining 5.2%. Pasta products sales increased 2.7%, with volume up 11.8%. Sales for cheese and other dairy case products and pasta were impacted by reduced pricing related to lower input costs.
Segment profit was $89.6 million and $39.8 million for second quarter 2016 and 2015, respectively. Segment profit for the second quarter of 2016 included $4.2 million from the acquisition of Willamette Egg Farms. Segment Adjusted EBITDA was $121.9 million and $77.7 million for second quarter 2016 and 2015, respectively, with egg, pasta and cheese products all achieving organic Adjusted EBITDA growth.
For the six months ended March 31, 2016, net sales were $1,144.1 million, a decline of 0.5%, or $5.5 million, over the reported prior year period. Segment profit was $170.4 million, compared to $81.9 million in the prior year period. Segment profit for the six months ended March 31, 2016 included $12.6 million from the acquisition of Willamette Egg Farms. Segment Adjusted EBITDA was $239.9 million, compared to $150.1 million in the prior year period.
Active Nutrition
Active Nutrition includes the protein shakes, bars and powders and nutritional supplement products of the PowerBar, Premier Protein and Dymatize brands.
Net sales were $143.8 million for the second quarter, an increase of 6.8%, or $9.2 million, over the reported prior year second quarter. On a comparable basis, net sales increased 11.6%, or $14.9 million, over the same period in fiscal 2015, with strong growth for Premier Protein shakes partially offset by anticipated declines at Dymatize. Segment profit (loss) was $13.8 million and ($4.5) million for second quarter 2016 and 2015, respectively. Segment Adjusted EBITDA was $20.0 million and $4.1 million for second quarter 2016 and 2015, respectively.
For the six months ended March 31, 2016, net sales were $259.6 million, a decline of 2.0%, or $5.4 million, over the reported prior year period. Segment profit (loss) was $24.3 million, compared to ($10.8) million in the prior year period. Segment Adjusted EBITDA was $36.7 million, compared to $8.8 million in the prior year period.
Private Brands
Private Brands primarily includes nut butters, dried fruit and nuts, and granola.
Net sales were $129.7 million for the second quarter, an increase of 3.8%, or $4.8 million, over the reported prior year second quarter. Nut butters and dried fruit and nut sales increased 4.5%, with volume up 9.7%. Granola and cereal sales increased 1.6%, with volume declining 5.3%. Segment profit was $7.7 million and $10.4 million for second quarter 2016 and 2015, respectively. Segment Adjusted EBITDA was $13.9 million and $16.9 million for second quarter 2016 and 2015, respectively.
For the six months ended March 31, 2016, net sales were $265.3 million, an increase of 5.0%, or $12.6 million, over the reported prior year period. Segment profit was $20.6 million, compared to $17.3 million in the prior year period. Segment Adjusted EBITDA was $33.0 million, compared to $31.2 million in the prior year period.
Interest, Other Expense and Income Tax
Interest expense, net was $77.2 million for the second quarter compared to $59.8 million for the prior year quarter. For the six months ended March 31, 2016, interest expense, net was $155.0 million, compared to $119.9 million for the six months ended

March 31, 2015. The increase for both the quarter and the six month period was driven by a rise in Post’s debt principal balance outstanding primarily resulting from the May 2015 term loan issuance in connection with financing the MOM Brands acquisition.
Other expense relates to non-cash mark-to-market adjustments on interest rate swaps and was $90.9 million for the second quarter of fiscal 2016, compared to $28.8 million for the second quarter of fiscal 2015, and $106.8 million for the six month period in fiscal 2016, compared to $83.4 million for the six month period in fiscal 2015.
Income tax benefit was $10.5 million, or an effective income tax rate of 187.5%, in the second quarter of fiscal 2016. For the six months ended March 31, 2016, income tax expense was $3.2 million, or an effective income tax rate of 9.5%. The effective income tax rate for both periods in fiscal 2016 was favorably impacted by discrete items that occurred in the second quarter of fiscal 2016 which primarily related to Post’s decision to divest its Michael Foods Group Canadian business.
Outlook
Post management has raised its fiscal 2016 Adjusted EBITDA guidance range to be between $893 million and $913 million, from between $810 million and $840 million. Post management expects Adjusted EBITDA for the second half of fiscal 2016 to be between $410 million and $430 million.
Post management continues to expect capital expenditures for fiscal 2016 to be between $145 million and $155 million, including approximately $20 million related to growth activities and approximately $20 million related to integration activities. Maintenance capital expenditures for fiscal 2016 are expected to be between $105 million and $115 million.
Post management continues to expect to achieve $50 million in run-rate annualized cost synergies within the Post Consumer Brands segment by the end of fiscal year 2016 and also announced an additional $25 million in run-rate annualized cost synergies, which are expected to be achieved by the end of fiscal year 2018.
Use of Non-GAAP Measures
Certain financial measures in this release are non-GAAP measures, including Adjusted EBITDA and Adjusted net earnings available to common shareholders. Management believes the use of such non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. These measures may not be comparable to similarly-titled measures of other companies. See the tables provided in this release for reconciliations to the most directly comparable GAAP financial measures.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Friday, May 6, 2016 at 9:00 a.m. Eastern Time to discuss financial results for the second quarter of fiscal year 2016 and fiscal year 2016 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Senior Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 88653759. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, May 13, 2016 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 88653759. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including our expectations regarding the timing of realizing the run-rate annualized cost synergies for the Post Consumer Brands segment; our Adjusted EBITDA outlook for fiscal 2016 and for the second half of fiscal 2016 and our capital expenditures expectations, including expectations for growth and integration activities and maintenance. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our ability to realize the synergies contemplated by the acquisition of MOM Brands; our ability to promptly and effectively integrate the MOM Brands and Post Foods businesses; our high leverage and substantial debt, including covenants that restrict the operation of our business; our ability to service outstanding debt or obtain additional financing, including secured and unsecured debt; our ability to continue to compete in our product markets and our ability to retain market position; our ability to identify and complete acquisitions, manage growth and integrate acquisitions; changes in our cost structure, management, financing and business operations; significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products; our ability to maintain competitive pricing, introduce new products or successfully manage costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate and respond to changes in consumer preferences and trends; changes in economic conditions and consumer demand for our products; disruptions in the U.S. and global capital and credit markets; labor strikes, work stoppages or unionization efforts; legal and regulatory factors, including advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding operations; our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales; the ultimate impact litigation may have on us, including the lawsuit (to which Michael Foods is a party) alleging violations of federal and state antitrust laws in the egg industry; our reliance on third party manufacturers for certain of our products; disruptions or inefficiencies in supply chain; our ability to recognize the expected benefits of the closing of the Farmers Branch, Texas manufacturing facility as well as our Parsippany, New Jersey office; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; business disruptions caused by information technology failures and/or technology hacking; fluctuations in foreign currency exchange rates; consolidations in the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to qualified pension and other post-retirement plans; loss of key employees; our ability to protect our intellectual property; changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control; our ability to successfully operate international operations in compliance with applicable laws and regulations; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s active nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits, baking and snacking nuts, cereal and granola. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015

Net Sales	$1,271.1	$1,052.7	$2,519.9	$2,126.6
Cost of goods sold	861.8	777.2	1,748.1	1,602.0
Gross Profit	409.3	275.5	771.8	524.6

Selling, general and administrative expenses	205.6	176.4	392.6	343.6
Amortization of intangible assets	38.1	33.7	76.2	67.2
Other operating expenses, net	3.1	15.7	7.6	23.2
Operating Profit	162.5	49.7	295.4	90.6

Interest expense, net	77.2	59.8	155.0	119.9
Other expense	90.9	28.8	106.8	83.4
(Loss) Earnings before Income Taxes	(5.6)	(38.9)	33.6	(112.7)
Income tax (benefit) provision	(10.5)	(69.4)	3.2	(45.9)
Net Earnings (Loss)	4.9	30.5	30.4	(66.8)
Preferred stock dividends	(3.4)	(4.2)	(18.4)	(8.5)
Net Earnings (Loss) Available to Common Shareholders	$1.5	$26.3	$12.0	$(75.3)

Net Earnings (Loss) per Common Share:
Basic	$0.02	$0.48	$0.18	$(1.45)
Diluted	$0.02	$0.45	$0.17	$(1.45)

Weighted-Average Common Shares Outstanding:
Basic	69.1	54.5	68.3	52.1
Diluted	70.5	67.6	69.7	52.1

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2016	September 30, 2015
ASSETS
Current Assets
Cash and cash equivalents	$868.2	$841.4
Restricted cash	8.4	18.8
Receivables, net	386.8	366.2
Inventories	491.5	465.3
Deferred income taxes	—	47.7
Prepaid expenses and other current assets	55.0	42.3
Total Current Assets	1,809.9	1,781.7

Property, net	1,341.9	1,333.2
Goodwill	3,081.4	3,072.8
Other intangible assets, net	2,911.3	2,969.3
Other assets	60.0	63.4
Total Assets	$9,204.5	$9,220.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$15.7	$16.0
Accounts payable	224.3	265.2
Other current liabilities	316.6	329.8
Total Current Liabilities	556.6	611.0

Long-term debt	4,498.2	4,511.4
Deferred income taxes	774.4	831.8
Other liabilities	368.6	290.2
Total Liabilities	6,197.8	6,244.4

Shareholders’ Equity
Preferred stock	—	0.1
Common stock	0.7	0.6
Additional paid-in capital	3,506.9	3,538.8
Accumulated deficit	(390.6)	(421.0)
Accumulated other comprehensive loss	(56.9)	(89.1)
Treasury stock, at cost	(53.4)	(53.4)
Total Shareholders’ Equity	3,006.7	2,976.0
Total Liabilities and Shareholders’ Equity	$9,204.5	$9,220.4

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2016	2015
Cash provided by (used in):
Operating activities	$196.4	$158.4
Investing activities, including capital expenditures of $44.8 and $45.6	(122.0)	(160.6)
Financing activities	(48.5)	314.3
Effect of exchange rate changes on cash and cash equivalents	0.9	(1.5)
Net increase in cash and cash equivalents	$26.8	$310.6

SEGMENT INFORMATION (Unaudited)
(in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net Sales
Post Consumer Brands	$440.1	$243.9	$851.7	$461.4
Michael Foods Group	557.7	550.3	1,144.1	1,149.6
Active Nutrition	143.8	134.6	259.6	265.0
Private Brands	129.7	124.9	265.3	252.7
Eliminations	(0.2)	(1.0)	(0.8)	(2.1)
Total	$1,271.1	$1,052.7	$2,519.9	$2,126.6
Segment Profit (Loss)
Post Consumer Brands	$74.7	$50.8	$137.6	$88.4
Michael Foods Group	89.6	39.8	170.4	81.9
Active Nutrition	13.8	(4.5)	24.3	(10.8)
Private Brands	7.7	10.4	20.6	17.3
Total segment profit	185.8	96.5	352.9	176.8
General corporate expenses and other	23.3	46.8	57.5	86.2
Interest expense	77.2	59.8	155.0	119.9
Other expense, net	90.9	28.8	106.8	83.4
(Loss) Earnings before Income Taxes	$(5.6)	$(38.9)	$33.6	$(112.7)

SUPPLEMENTAL SEGMENT INFORMATION
Results include one acquisition completed in fiscal 2016 and three acquisitions completed in fiscal 2015. Each acquired business is included in results as of its respective closing date as listed below. Results also include one divestiture completed in fiscal 2016 and one divestiture completed in fiscal 2015. Each divested business is no longer included in results as of its respective sale date as listed below.
Comparable basis, as referred to within the text of this release, is defined as a comparison of the three-month period ended March 31, 2016 to the same three-month period in fiscal 2015, including results for the periods of time Post owned each of the acquired businesses and the respective periods of time Post did not own the businesses and excluding results for divestitures for both periods.

Business	Type	Segment	Effective Date
PowerBar and related assets	Acquisition	Active Nutrition	October 1, 2014
American Blanching Company	Acquisition	Private Brands	November 1, 2014
MOM Brands Company	Acquisition	Post Consumer Brands	May 4, 2015
Australian business and Musashi trademark	Divestiture	Active Nutrition	July 1, 2015
Willamette Egg Farms	Acquisition	Michael Foods Group	October 3, 2015
MFI Food Canada Ltd.	Divestiture	Michael Foods Group	March 1, 2016

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net Earnings (Loss)	$4.9	$30.5	$30.4	$(66.8)
Income tax (benefit) provision	(10.5)	(69.4)	3.2	(45.9)
Interest expense, net	77.2	59.8	155.0	119.9
Non-cash mark-to-market adjustments on interest rate swaps	90.9	28.8	106.8	83.4
Depreciation and amortization, including accelerated depreciation	76.4	63.2	151.2	126.3
Non-cash stock-based compensation	4.9	10.4	8.4	16.7
Transaction costs	0.1	1.7	1.1	6.7
Integration costs	5.8	2.8	13.7	4.9
Restructuring and plant closure costs	0.8	3.8	5.3	4.6
Loss on assets held for sale	4.4	15.4	8.4	22.5
Inventory valuation adjustments on acquired businesses	—	—	1.1	3.2
Mark-to-market adjustments on commodity hedges	(4.2)	0.6	1.0	(1.4)
Gain on sale of business	(2.0)	—	(2.0)	—
Foreign currency (gain) loss on intercompany loans	(0.9)	2.7	(0.2)	4.1
Gain from insurance proceeds	—	(1.0)	—	(1.0)
Gain on change in fair value of acquisition earn-out	—	—	—	(0.7)
Purchase price adjustment on acquisition	—	(0.2)	—	(0.2)
Spin-Off costs/post Spin-Off costs	—	0.1	—	0.5
Adjusted EBITDA	$247.8	$149.2	$483.4	$276.8
Adjusted EBITDA as a percentage of Net Sales	19.5%	14.2%	19.2%	13.0%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED MARCH 31, 2016
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$74.7	$89.6	$13.8	$7.7	$—	$185.8
General corporate expenses and other	—	—	—	—	(23.3)	(23.3)
Operating Profit (Loss)	74.7	89.6	13.8	7.7	(23.3)	162.5
Depreciation and amortization, including accelerated depreciation	26.2	36.1	6.2	6.2	1.7	76.4
Non-cash stock-based compensation	—	—	—	—	4.9	4.9
Transaction costs	—	—	—	—	0.1	0.1
Integration costs	5.8	—	—	—	—	5.8
Restructuring and plant closure costs	—	—	—	—	0.8	0.8
Loss on assets held for sale	—	—	—	—	4.4	4.4
Mark-to-market adjustments on commodity hedges	(0.4)	(0.9)	—	—	(2.9)	(4.2)
Gain on sale of business	—	(2.0)	—	—	—	(2.0)
Foreign currency gain on intercompany loans	—	(0.9)	—	—	—	(0.9)
Adjusted EBITDA	$106.3	$121.9	$20.0	$13.9	$(14.3)	$247.8
Adjusted EBITDA as a percentage of Net Sales	24.2%	21.9%	13.9%	10.7%	—	19.5%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED MARCH 31, 2015
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$50.8	$39.8	$(4.5)	$10.4	$—	$96.5
General corporate expenses and other	—	—	—	—	(46.8)	(46.8)
Operating Profit (Loss)	50.8	39.8	(4.5)	10.4	(46.8)	49.7
Depreciation and amortization	12.0	36.5	6.9	6.5	1.3	63.2
Non-cash stock-based compensation	—	—	—	—	10.4	10.4
Transaction costs	—	—	—	—	1.7	1.7
Integration costs	—	—	1.5	—	1.3	2.8
Restructuring and plant closure costs	—	—	—	—	3.8	3.8
Loss on assets held for sale	—	—	—	—	15.4	15.4
Mark-to-market adjustments on commodity hedges	—	1.0	—	—	(0.4)	0.6
Foreign currency loss on intercompany loans	—	1.4	0.2	—	1.1	2.7
Gain from insurance proceeds	—	(1.0)	—	—	—	(1.0)
Purchase price adjustment on acquisition	—	—	—	—	(0.2)	(0.2)
Spin-Off costs/post Spin-Off costs	—	—	—	—	0.1	0.1
Adjusted EBITDA	$62.8	$77.7	$4.1	$16.9	$(12.3)	$149.2
Adjusted EBITDA as a percentage of Net Sales	25.7%	14.1%	3.0%	13.5%	—	14.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2016
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$137.6	$170.4	$24.3	$20.6	$—	$352.9
General corporate expenses and other	—	—	—	—	(57.5)	(57.5)
Operating Profit (Loss)	137.6	170.4	24.3	20.6	(57.5)	295.4
Depreciation and amortization, including accelerated depreciation	52.5	70.5	12.4	12.4	3.4	151.2
Non-cash stock-based compensation	—	—	—	—	8.4	8.4
Transaction costs	—	—	—	—	1.1	1.1
Integration costs	13.7	—	—	—	—	13.7
Restructuring and plant closure costs	—	—	—	—	5.3	5.3
Loss on assets held for sale	—	—	—	—	8.4	8.4
Inventory valuation adjustments on acquired businesses	—	1.1	—	—	—	1.1
Mark-to-market adjustments on commodity hedges	(0.3)	0.4	—	—	0.9	1.0
Gain on sale of business	—	(2.0)	—	—	—	(2.0)
Foreign currency (gain) loss on intercompany loans	—	(0.5)	—	—	0.3	(0.2)
Adjusted EBITDA	$203.5	$239.9	$36.7	$33.0	$(29.7)	$483.4
Adjusted EBITDA as a percentage of Net Sales	23.9%	21.0%	14.1%	12.4%	—	19.2%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2015
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$88.4	$81.9	$(10.8)	$17.3	$—	$176.8
General corporate expenses and other	—	—	—	—	(86.2)	(86.2)
Operating Profit (Loss)	88.4	81.9	(10.8)	17.3	(86.2)	90.6
Depreciation and amortization	24.2	73.1	13.8	12.5	2.7	126.3
Non-cash stock-based compensation	—	—	—	—	16.7	16.7
Transaction costs	—	—	—	—	6.7	6.7
Integration costs	—	—	3.5	—	1.4	4.9
Restructuring and plant closure costs	—	—	—	—	4.6	4.6
Loss on assets held for sale	—	—	—	—	22.5	22.5
Inventory valuation adjustments on acquired businesses	—	—	1.9	1.3	—	3.2
Mark-to-market adjustments on commodity hedges	—	(6.1)	—	—	4.7	(1.4)
Foreign currency loss on intercompany loans	—	2.2	0.4	0.1	1.4	4.1
Gain from insurance proceeds	—	(1.0)	—	—	—	(1.0)
Gain on change in fair value of acquisition earn-out	—	—	—	—	(0.7)	(0.7)
Purchase price adjustment on acquisition	—	—	—	—	(0.2)	(0.2)
Spin-Off costs/post Spin-Off costs	—	—	—	—	0.5	0.5
Adjusted EBITDA	$112.6	$150.1	$8.8	$31.2	$(25.9)	$276.8
Adjusted EBITDA as a percentage of Net Sales	24.4%	13.1%	3.3%	12.3%	—	13.0%

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net Earnings (Loss) Available to Common Shareholders	$1.5	$26.3	$12.0	$(75.3)

Adjustments:
Non-cash mark-to-market adjustments on interest rate swaps	90.9	28.8	106.8	83.4
Transaction costs	0.1	1.7	1.1	6.7
Integration costs	5.8	2.8	13.7	4.9
Restructuring and plant closure costs, including accelerated depreciation	0.9	3.8	5.7	4.6
Loss on assets held for sale	4.4	15.4	8.4	22.5
Inventory valuation adjustments on acquired businesses	—	—	1.1	3.2
Mark-to-market adjustments on commodity hedges	(4.2)	0.6	1.0	(1.4)
Gain on sale of business	(2.0)	—	(2.0)	—
Foreign currency (gain) loss on intercompany loans	(0.9)	2.7	(0.2)	4.1
Gain from insurance proceeds	—	(1.0)	—	(1.0)
Gain on change in fair value of acquisition earn-out	—	—	—	(0.7)
Purchase price adjustment on acquisition	—	(0.2)	—	(0.2)
Spin-Off costs/post Spin-Off costs	—	0.1	—	0.5
Total Net Adjustments	95.0	54.7	135.6	126.6
Income tax effect on adjustments	(30.9)	(22.3)	(44.1)	(51.5)
Preferred stock dividends adjustment (1)	3.4	—	6.8	—
Adjusted Net Earnings (Loss) Available to Common Shareholders	$69.0	$58.7	$110.3	$(0.2)

Weighted-Average Shares Outstanding - Diluted (1)	79.6	67.6	78.8	52.1

Adjusted Diluted Net Earnings (Loss) per Common Share	$0.87	$0.87	$1.40	$0.00

(1) Adjusted Diluted Net Earnings per Common Share for the quarter ended March 31, 2016 and the six months ended March 31, 2016 both include 9.1 million incremental shares on the assumed conversion of remaining outstanding preferred stock and exclude $3.4 million and $6.8 million, respectively, of preferred stock dividends.